Exhibit 99.1


                          Conference Call Transcript

Operator

Good day, everyone, and welcome to today's Biomet conference call. Today's conference is being recorded. At this time for opening remarks and introductions, I would like to turn this call over to President and Chief Executive Officer Dr. Dane A. Miller. Please go ahead sir.

Dr. Dane A. Miller - Biomet - President, CEO

Thank you Rochelle. Welcome everyone to this special conference call. To address any forward-looking statements made during the course of this conference call, we refer you to the paragraph regarding forward-looking statements included in Biomet's press release issued this morning.

Good morning and welcome. As you have probably learned by now, after much reflective thinking, I have made the difficult and personal decision to welcome my retirement. I have been truly blessed to have been a part of this great organization since its inception and have been afforded the opportunity to share many accomplishments and successes with Biomet and our Team Members. I will always cherish these memories and special moments. Biomet is a global company that was founded and has prospered on superior engineering, an unparalleled commitment to service and a hard working team that has always been committed to improving the quality of life and enhancing shareholder value. As Dan Hann moves into this new role, I am confident that he will continue this tradition. Dan has been a member of the management team for over 17 years and served the Company well in this position, as well as being outside legal counsel for several years before that.

Although I will miss my day-to-day activities at Biomet, I am looking forward to spending more time with my family and carrying out special projects on behalf of the Company. I will, however, continue to be a part of the Biomet family as I will continue to be a member of the Board and work with the Company in a consulting capacity. I would like to inform everyone involved that I am happy with the direction my life has taken. I am pleased to remove many of the pressures, although pleasant in almost every case, that I have experienced over the last 28 1/2 years. I am ready to move on with my life and will remain available 24 hours a day, seven days a week to do whatever Dan and our team requests me to do. With that, I am pleased to introduce to you Dan Hann, our new interim President and CEO.

Daniel P. Hann - Biomet - Interim President, CEO

Thank you Dane. Good afternoon and thank you for joining our teleconference. It is with a heavy heart that I assume this position. Although my appointment is on an interim basis, I have the immediate challenge of attempting to replace a legend in the orthopedic industry and corporate America. As you can appreciate, this is much like replacing Vince Lombardi or John Wooden. It has been an honor and a privilege to work with Dane over the years. I have learned much from him and plan to continue his positive traditions.

The ultimate measure of a great leader is to surround himself or herself with talent. Over the years Dane has assembled a talented team and I am confident that we will carry the torch as he retires from the day-to-day activities of the Company. I am very pleased that he will remain as a trusted consultant and Board member.

These are challenging yet exciting times for Biomet. As to challenges, it is management's immediate plan to critically examine our SG&A expenses and look for opportunities to continue the expansion of our business through enhancement of distribution. Opportunities continue to abound in our industry. It is estimated that the number of artificial joints that will be needed to replace damaged knees will jump 673% by the year 2030 to approximately 3.5 million a year and the demand for artificial hips will climb 174% over the same period to 572,000 per year according to a recent study. I firmly believe that Biomet and its strong management team are well positioned to meet the challenges and take advantage of the opportunities. We have a strong operating history under Dane's leadership, but our plan is to look to the future and not rest on Dane's laurels. We are well positioned to capitalize on the momentum of our successful exhibition at the recent American Academy of Orthopaedic Surgeons' Annual Meeting held in Chicago at which the Company introduced over 100 new products. In this regard we have many exciting and promising products and technologies that are in the early stages of market introduction and in the late stages of the development process. I believe that we have the most exciting product pipeline encompassing the reconstructive, spinal, fixation, dental, arthroscopy and biologics market segments that we have ever had. During fiscal 2005, Biomet gained market share in the domestic and worldwide reconstructive market segment principally with the successful market introductions of the Vanguard Complete Knee System and the Oxford Unicompartmental Knee System. In


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fact, we have surpassed all of the other major competitors with our domestic knee growth during fiscal 2005. We believe we are poised to surpass the market in hip growth during fiscal 2006 and fiscal 2007 with new products such as the Magnum Acetabular System, ArComXL highly-crossed linked polyethylene, the C2a Taper Acetabular System, Vitamin E polyethylene and Regenerex Porous Titanium. As you are probably aware, Biomet's growth rate in the domestic hip market during the third quarter of fiscal 2006 nearly doubled the market's growth rate. Similarly, we have exciting product portfolios at our Arthrotek, EBI, Biomet Europe, Biomet Biologics, Lorenz Surgical and 3i operations.

As Dane mentioned earlier, Biomet is a global company founded on superior engineering and clinical results as well as unparalleled customer service with a hard-working team dedicated to improving the quality of life and maximizing shareholder value. Our plan is not only to continue this tradition, but to build on it. I believe our results-oriented management team is prepared to meet our challenges and seize our opportunities.

Thank you for joining us today on this call and I look forward to meeting and talking with all of you in the future. Until then, we look forward to your continued support and please do not hesitate to contact Barb Goslee, Greg Sasso or me.

Again, thank you very much.

Dr. Dane A. Miller - Biomet - President, CEO

Just a final comment from me, this is Dane again. I am not out of the game, I'm just sitting on the bench, right beside our new coach, Dan Hann. Thank you.

Daniel P. Hann - Biomet - Interim President, CEO

Thank you Dane.

Operator

And that will conclude today's conference call. Thank you for your participation.